Exhibit 99.3

GENETRONICS AND MERCK SIGN LICENSING AGREEMENT FOR MEDPULSER® DNA DELIVERY SYSTEM TO SUPPORT DNA VACCINE DELIVERY

SAN DIEGO, CA, May 24, 2004 — Genetronics Biomedical Corporation (AMEX: GEB) has signed a collaboration and licensing agreement with Merck & Co., Inc. (NYSE: MRK) to develop and commercialize Genetronics’ MedPulser® DNA Delivery System, which will be developed for use with certain of Merck’s DNA vaccine programs. This development and commercialization agreement is an extension of an initial evaluation agreement that was established in 2003.

Under the terms of the Agreement, Merck receives the right to use Genetronics’ proprietary technology initially for two specific antigens with an option to extend the agreement to include a limited number of additional target antigens. Genetronics will receive an upfront payment as well as milestone payments linked to the successful development of a product; royalties would be payable on sales of a product utilizing the device developed under the agreement. An option fee would be payable if Merck includes additional target antigens in the agreement. Further financial details of the transaction were not disclosed.

In addition, Merck obtains a non-exclusive license to Genetronics’ intellectual property. The companies will co-develop certain components of the electroporation system designed for administering DNA vaccines. Merck will be responsible for all development costs and clinical programs.

“DNA vaccines offer tremendous potential as important new therapeutic and prophylactic agents for treating various diseases,” said Avtar Dhillon, MD, Genetronics’ President and CEO. “Among the key obstacles to the commercialization of DNA vaccines are the limitations associated with viral and lipid delivery systems. Merck is at the forefront of DNA vaccine research and development, and appreciates the strategic value of developing an optimal delivery solution to realize the clinical and commercial benefits of DNA vaccines. Merck’s decision to partner now with Genetronics is an important acknowledgement of our MedPulser® DNA Delivery System and intellectual property.”

“We are delighted to continue our excellent working relationship with Genetronics established through our evaluation agreement,” said Mervyn Turner, Ph.D., senior vice president, Worldwide Licensing and External Research, at Merck. “We are excited about the potential for Genetronics’ MedPulser® DNA Delivery System technology to enhance our work on DNA vaccines with the goal of developing efficacious products to meet important unmet medical needs. This expansion of our relationship demonstrates our ongoing commitment to access the most promising technology from the healthcare technology community in building the Merck pipeline.”

“Electroporation has been shown to improve DNA expression, and to boost the immune response to target antigens relative to ‘naked’ DNA injection,” said Dietmar Rabussay, PhD, Genetronics’ Vice President, Research and Development, at Genetronics. “We believe Genetronics’ technology may have the potential to enhance cellular immunity, which is critical to the generation of therapeutic vaccines. Our goal is to make electroporation the gold standard for DNA delivery by building relationships with additional companies of Merck’s caliber.”

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company primarily focused on building an oncology franchise based on its proprietary electroporation therapy (EPT). EPT enhances the local delivery of drugs, genes and DNA vaccines. The Company is moving its lead product, MedPulser®, through pre-marketing studies for head and neck cancer and cutaneous tumors in Europe, where it has received CE Mark accreditation, and a Phase III study for recurrent head and neck cancer in the US. EPT can be used to enhance the delivery of other molecules, and the Company is developing therapies using DNA vaccines and gene therapies with various biotechnology and pharmaceutical companies. Current partnerships and collaborations include Chiron, the US Navy and Vical. Genetronics is a leader in electroporation with over 240 patents issued, allowed or pending. More information can be obtained at www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K for the 12-month period ending December 31, 2003, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market Licensed Products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.